Exhibit 99.1

FOR IMMEDIATE RELEASE NR07-22

DYNEGY TO SEEK TO INCREASE THE SIZE OF ITS EXISTING CREDIT FACILITY

TO REFINANCE PROJECT DEBT AND STREAMLINE CAPITAL STRUCTURE

HOUSTON (May 10, 2007) – Dynegy Inc. (NYSE: DYN) today announced that its indirect wholly owned subsidiary, Dynegy Holdings Inc. (DHI), will seek to increase the size of its $1.32 billion senior secured credit facility by up to an additional $650 million.

The incremental financing will facilitate the refinancing of existing project debt as part of the company’s ongoing optimization of its capital structure. The increase in DHI’s credit facility capacity will replace the existing credit facility capacity assumed in connection with Dynegy’s acquisition in April 2007 of certain power generation assets from the LS Power Group. While no change is anticipated in Dynegy’s overall liquidity requirements, the company will maintain flexibility for growth.

The incremental financing is expected to close, subject to market conditions, on or about Thursday, May 24, 2007. The revolving credit portion of the facility will mature in April 2012 and the term letter of credit portion of the facility will mature in April 2013. The credit facility will continue to be available for general corporate purposes and to support activities of certain subsidiaries of Dynegy and DHI. Terms of the incremental financing will be disclosed upon completion.

The lead arrangers of the transaction are J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. This announcement is for informational purposes only.

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of approximately 20,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. DYNC

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transaction described above. Dynegy Inc. cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Dynegy cannot assure you that the proposed transaction described above will be consummated on the terms Dynegy currently contemplates, if at all. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy Inc.’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 which is available free of charge on the SEC’s web site at www.sec.gov.